Exhibit 23(a)-Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-04367, 333-42506, 333-04365, 333-122282, 333-04369, 333-122283, 333-179138, and 333-201706 on Form S-8 and No. 333-157364 on Form S-3 of Herman Miller, Inc. of our reports dated July 26, 2016, with respect to the consolidated financial statements and schedule of Herman Miller, Inc. and the effectiveness of internal control over financial reporting of Herman Miller, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended May 28, 2016.

/s/ Ernst & Young LLP
Grand Rapids, Michigan
July 26, 2016